Exhibit 3.1

TRAVELCENTERS OF AMERICA INC.

AMENDED AND RESTATED CHARTER

Article 1

Section 1.1         Name. The name of the corporation (the “Corporation”) is: TravelCenters of America Inc.

Article 2

Section 2.1         Purpose. The purposes for which the Corporation was formed are to engage in any lawful business or other activity for which corporations may be organized under the Maryland General Corporation Law as now or hereafter in force (the “MGCL”).

Article 3

Section 3.1         Principal Office in State and Resident Agent. The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The name and address of the resident agent of the Corporation in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.

Article 4

Section 4.1         Powers. The board of directors of the Corporation (the “Board”) shall be authorized to set by resolution of the Board, the powers, preferences, rights, qualifications, limitations and restrictions with respect to the authorized common stock of the Corporation. The enumeration and definition of particular powers of the Board included in the charter (as the term “charter” is defined in the MGCL, the “Charter”) or in the Bylaws of the Corporation, as in effect from time to time (the “Bylaws”), shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board under the general laws of the State of Maryland or any other applicable laws.

Section 4.2         Directors. The number of directors of the Corporation shall be six (6), which number may be increased or decreased pursuant to the Bylaws.

The names of the directors of the Corporation (each a “Director”) who shall act until their successors are duly elected and qualified are:

Name:

Gregory A. Franks
Jonathan M. Pertchik
Dennis King
Deborah C. Boffa
Babu V. Rajalingam
Mayrena Margarita Castillo Cheng

Section 4.3         Determinations by Board. The Board shall be authorized to set by resolution of the Board, the powers, preferences, rights, qualifications, limitations and restrictions with respect to the authorized common stock of the Corporation.

Section 4.4         Meetings, Bylaws, Records and Elections. Meetings of stockholders may be held within or outside the State of Maryland, as the Bylaws may provide. The books of the Corporation may be kept within or outside the State of Maryland at such place or places as may be designated from time to time by the Board or in the Bylaws. Elections of directors need not be by written ballot unless the Bylaws so provide.

Article 5

Section 5.1         Stock of the Corporation. The Corporation has authority to issue 100 shares of common stock, at par value $1.00 per share. The aggregate par value of all authorized shares of stock having par value is $100.

Article 6

Section 6.1         Limitation of Liability. No director or officer shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the MGCL as the same exists or may hereafter be amended. If the MGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the MGCL, as so amended. Any repeal or modification of this Section 6.1 shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

Section 6.2         Indemnification by the Corporation.

(a) The Corporation shall indemnify (i) any Person who is a present or former Director or officer of the Corporation (including a predecessor of the Corporation), and (ii) any Person who is or was serving at the request of the Corporation (including a predecessor of the Corporation) as an officer, director, member, trustee, manager or partner of another Person (provided that a Person shall not be so indemnified by reason of providing, on a fee for services basis, trustee, fiduciary or custodial services), other than, in each case, Service Properties Trust, the RMR Group LLC or any of their respective Affiliates (each, an “Indemnified Person”), in each case to the fullest extent permitted by Maryland law, as now or hereafter in effect, and such right to indemnification shall continue as to an Indemnified Person who has ceased to be a Director or officer of the Corporation (including a predecessor of the Corporation) or ceased to so serve at the request of the Corporation, as applicable, and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any such Indemnified Person (or his or her heirs, executors or personal or legal representatives) pursuant to this Section 6.2(a) in connection with a proceeding (or part thereof) initiated by such Indemnified Person unless such proceeding (or part thereof) was authorized or consented to by the Board; and provided, further, that this Section 6.2(a) shall not obligate the Corporation to indemnify any such Indemnified Person (or his or her heirs, executors or personal or legal representatives) to a greater extent than the Corporation is permitted by Maryland law, as now or hereafter in effect, to indemnify a Director. The right to indemnification conferred by this Section 6.2(a) shall include the right to be paid by the Corporation expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The rights to indemnification and to the advancement of expenses conferred in this Section 6.2(a) shall vest immediately upon election or appointment of a Director or officer, or upon commencement of service at the request of the Corporation, and shall not be exclusive of any other right which any Person may have or hereafter acquire under the Charter, the Bylaws, any statute, agreement, vote of stockholders or disinterested Directors or otherwise. As used in Article 6: (i) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question, (ii) “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise and (iii) “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or other enterprise (including an employee benefit plan), association, government agency or political subdivision thereof or other entity.

(b)             The Corporation shall indemnify any Indemnified Person to the fullest extent permitted by Maryland law, as now or hereafter in effect, but subject to the limitations expressly provided in the Charter or in the Bylaws, and such right to indemnification shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, that an Indemnified Person shall not be indemnified and held harmless pursuant to this Section 6.2(b) if there has been a final and non-appealable judgment entered by an arbiter of competent jurisdiction determining that, in respect of the matter for which the Indemnified Person is seeking indemnification pursuant to this Section 6.2(b), the Indemnified Person acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnified Person’s conduct was unlawful; provided further, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Indemnified Person (or his or her heirs, executors or personal or legal representatives) pursuant to this Section 6.2(b) in connection with a proceeding (or part thereof) initiated by such Person unless such proceeding (or part thereof) was authorized or consented to by the Board. To the fullest extent permitted by Maryland law, as now or hereafter in effect, expenses (including legal fees and expenses) incurred by an Indemnified Person who is indemnified pursuant to this Section 6.2(b) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Corporation prior to a determination that the Indemnified Person is not entitled to be indemnified upon receipt by the Corporation of any undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized by this Section 6.2(b). The indemnification, advancement of expenses and other provisions of this Section 6.2(b) shall be in addition to any other rights to which an Indemnified Person may be entitled under the Charter, any agreement, pursuant to any vote of stockholders entitled to vote on such matter, pursuant to a vote of the Board, as a matter of law or otherwise, both as to actions in the Indemnified Person’s capacity as an Indemnified Person and as to actions in any other capacity, and shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Person. An Indemnified Person shall not be denied indemnification in whole or in part under this Section 6.2(b) because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the Charter or applicable law. The indemnification, advancement of expenses and other provisions of this Section 6.2(b) are for the benefit of the Indemnified Persons, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. The provisions of this Section 6.2(b) shall be applicable to all claims, demands, actions, suits or proceedings whether arising from acts or omissions to act occurring before or after its adoption.

(c)             The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and advance expenses to, and to obligate the Corporation to indemnify and advance expenses to, any Person, including, without limitation, any Director, officer, employee or agent of the Corporation (including a predecessor of the Corporation).

Article 7

Section 7.1         Amendment of Charter.

(a)             General. The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock of the Corporation. All rights and powers conferred by the Charter on stockholders, Directors and officers are granted subject to this reservation. All references to the Charter shall include all amendments and supplements thereto.

(b)             By the Board of Directors. The Board may amend the Charter from time to time, without any action by the stockholders of the Corporation, in the manner and to the extent permitted by the MGCL.

(c)             By Stockholders. Except as otherwise provided in Section 7.1(b), any amendment to the Charter must first be declared advisable by a majority of the Board and then shall be valid only if approved by stockholders in accordance with the Bylaws; provided, however, no provision of the Charter that establishes a percentage, proportion or other amount of affirmative votes of stockholders required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would reduce such percentage or amount unless such amendment is approved by the affirmative vote of stockholders entitled to cast votes that constitute not less than the percentage or amount of votes sought to be reduced.

Article 8

Section 8.1         Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 8.2         Ambiguity. In the case of an ambiguity in the application of any provision of the Charter or any definition contained in the Charter, the Board shall have the sole power to determine the application of such provisions with respect to any situation based on the facts known to it and any such determination shall be final and binding.

Section 8.3         Construction. In the Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Charter.